Exhibit 10.1(d)

Form 10-K for the Fiscal Year Ended November 30, 2006

SUMMARY OF DIRECTOR COMPENSATION

Hooker Furniture Corporation

For calendar year 2007, non-employee directors will receive the following cash compensation:

•	$18,000 annual retainer for service on the Board; plus

•	$7,500 for serving on the Audit Committee and $3,000 for serving on each of the Compensation and Nominating and Corporate Governance Committees;

•	an additional $4,500 for the Chair of the Audit Committee; and

•	an additional $3,000 for the Chairs of the Compensation and Nominating and Corporate Governance Committees.

In addition, directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

In 2006, non-employee directors began receiving an annual grant of restricted stock under the Company’s 2005 Stock Incentive Plan. The plan was approved by shareholders at the 2005 Annual Meeting. The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total annual fees payable to that director by the fair market value of the Company’s Common Stock on the award date (the average of the high and low market price of the stock on the day prior to the grant date), and rounding to the nearest whole share. The restricted stock will become fully vested, and the restrictions applicable to the restricted stock will lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s attainment of age 75, or a change in control of the Company.

On January 15, 2007, each non-employee director of the Company received an award of restricted shares of Company Common Stock as set forth in the table below:

Outside Director	Restricted Stock Grant (# of shares)
W. Christopher Beeler, Jr.	1,034
John L. Gregory, III	886
Mark F. Schreiber	936
David G. Sweet	936
Henry G. Williamson, Jr.	1,083